UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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ITEX Corporation
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ISS Proxy Advisory Services Recommends Withholding Vote for Pagidipati Group Nominees

Bellevue, WA – December 3, 2010 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced that Institutional Shareholder Services Inc. (“ISS”), the nation's leading proxy advisory firm, has recommended that shareholders of ITEX Corporation WITHHOLD votes on dissident proxy nominees Wayne P. Jones and Sidd Pagidipati.

ITEX strongly urges shareholders to vote for the re-election of Steven White, Eric Best and John Wade by using the WHITE proxy card and to discard the gold proxy card sent to you by the dissidents.

ISS performed a comparative analysis of ITEX's financial performance and noted the following operating metrics and share price factors:

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“While we concur with the Committee that ITEX’s growth has largely been acquisition driven, the company seems to have managed the acquisitions appropriately. This is reflected in improved profitability ratios i.e. EBITDA margin, which steadily rose from 7.5% in 2005 to 13.7% in FY2010. Likewise, ITEX’s operating margin has improved from 7.1% in 2005 to 9.9% in FY2010.”

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“Under the current management team, ITEX’s share price has outperformed both the broader S&P500 Index and ITNM [closest peer]. Since 06/16/2003, ITEX share price is up 375% compared to an increase of 37% for S&P500 and a decline of 43% in ITNM's share price. Similarly, ITEX's share price has outperformed the Index and ITNM over 3-year and 5-year periods ending 18 Nov. 2010.”

Total Shareholder Return ("TSR")	1 year	3-year	5-year
ITEX	37.6%	11.8%	53.3%
ITNM	40.7%	79.4%	-41.4%
S&P500	10.3%	-15.9%	5.4%

Steven White, Chairman and CEO noted, “We are pleased that ISS recognizes ITEX’s acquisition growth, improved profitability ratios and share price performance. We do not believe any of the dissident nominees have the relevant experience to warrant a position on the Board and encourage you to discard their gold card. We thank you in advance for voting the WHITE card and re-electing ITEX’s current leadership.”

About ITEX

ITEX, The Membership Trading Community SM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; our brokers taking actions that could harm our business or our reputation; our failure to deal effectively with member disputes; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology..  Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

Important Additional Information

ITEX Corporation has filed with the Securities and Exchange Commission (“SEC”) and mailed to its stockholders a definitive proxy statement in connection with its 2010 annual meeting of stockholders.  Stockholders are strongly advised to read ITEX’s definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions.  The definitive proxy statement contains information regarding the names, affiliations and interests of ITEX’s directors, its nominees for director, and certain of its officers and employees that are deemed, along with ITEX, to be participants in the solicitation of proxies from stockholders in connection with its 2010 annual meeting.  Investors and stockholders may obtain copies of the Company’s definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 annual meeting free of charge at the SEC’s website at www.sec.gov, or on ITEX’s website at www.itex.com.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com